Exhibit 99.1

Eos Energy Storage Achieves Leadership Milestone with Key Appointments to its Board of Directors

OCTOBER 23, 2020 - EDISON, N.J.—Eos Energy Storage LLC (“Eos”), a leading manufacturer of safe, low-cost and long-duration zinc battery storage systems, today announced key appointments to its board of directors.

Eos is pleased to announce that Audrey Zibelman, Dr. Krishna Singh, and Alex Dimitrief will join the Eos board upon the closing of the business combination with B. Riley Principal Merger Corp. II (“BMRG”). In addition, Joe Mastrangelo, Chief Executive Officer of Eos, has been invited to join the board. The board will provide insight and counsel on the continued strategic direction of Eos while also working with Eos and customers to accelerate the adoption of Eos’ zinc-based battery solutions.

Audrey Zibelman was recently named head of Google X (“X”), after serving as CEO of Australian Energy Market Operator (“AEMO”), which manages electricity and gas systems across Australia. Ms. Zibelman will bring deep experience in tackling the multifaceted challenges of clean energy adoption, having led the effort to draw up the “Integrated System Plan”, Australia’s 20-year blueprint to transition the country to renewables. At X, which she will lead starting in 2021, Ms. Zibelman will head Alphabet’s “moonshot factory” to develop and enable new technologies that could lead to greater electrification of the economy and a diverse, decarbonized power system.

Alex Dimitrief is an experienced C-suite leader, former general counsel and trial lawyer who has steered global businesses through a wide range of complex legal, regulatory and commercial challenges. Mr. Dimitrief brings valuable and practical perspectives drawn from a unique combination of 20 years as a senior partner at a leading global law firm and over ten years as a leader at one of the largest in-house legal departments.

Dr. Krishna Singh is the founder, president and chief executive officer of Holtec International, a supplier of equipment and systems for the energy industry. With nearly 50 years of experience in the nuclear power industry and as the holder of 119 patents, Dr. Singh brings a unique perspective and knowledge that will contribute to the success of Eos. In September 2019, Eos and Holtec announced the formation of HI-POWER, LLC, a multi-gigawatt manufacturing joint venture to produce Eos’ next generation of aqueous zinc batteries. The state-of-the-art HI-POWER manufacturing facility is located in Pittsburgh, PA.

Joe Mastrangelo, Eos’ Chief Executive Officer, brings over two decades of experience as an energy industry leader, where he has led diverse teams to develop and deploy commercial scale projects around the world. Mr. Mastrangelo has broad operating experience across the energy value chain including serving as Chief Executive Officer of GE’s Power Conversion business, and over ten years of experience at GE Oil & Gas in various leadership roles in finance, quality, and commercial operations, culminating in being named a GE Corporate Officer in 2008. Mr. Mastrangelo joined Eos as a board advisor in March 2018 and assumed the role of Chief Executive Officer in August 2019.

“It is a privilege to welcome these talented leaders to the board at this exciting time in Eos’ 12-year history,” said Dan Shribman, Chief Executive Officer of BMRG and Chief Investment Officer of B. Riley Financial. “We look forward to their guidance and assistance as we take Eos public and continue to generate the incredible commercial momentum the company has seen over the last several months.”

“It is a great honor to have the board’s support of these accomplished leaders,” said Joe Mastrangelo. “Their experience and knowledge are exceptional and, together, I know we can push Eos to impressive new heights on our mission to accelerate clean energy adoption. I look forward to working with the board and my team to capitalize on the incredible market opportunity in front of us in the battery storage space.”

Following the closing of the business combination, the board will consist of seven members with each bringing extensive and proven executive management and technology expertise to help Eos in key areas of its business:

•	Alex Dimitrief, is an experienced director, Chief Executive Officer, C-suite leader and general counsel who has steered varied energy-related and other global businesses through a wide range of complex commercial, legal and organizational challenges. He has previously served as a director of both public and non-public companies including The We Company, Synchrony Financial (NYSE: SF) and GE Capital Bank and presently sits on the Advisory Board of Cresset Capital Management. As President and Chief Executive Officer of General Electric’s Global Growth Organization, Mr. Dimitrief was responsible for driving GE’s growth in more than 180 countries. Under Mr. Dimitrief’s watch in 2018, GE achieved $76 billion in international orders and secured billions in financing for many of GE’s emerging market customers. As GE’s General Counsel, Mr. Dimitrief served as the principal executive advisor to GE’s Board and led a global team responsible for GE’s legal matters, compliance, SEC reporting, government affairs and environmental safety programs. In previous roles at GE, Mr. Dimitrief was a leader of the transformation of GE Capital (including the IPO/split-off of Synchrony Financial) and led joint venture negotiations for GE Energy in China and Russia. In 2007, Mr. Dimitrief came to GE from after 20 years as a senior partner at Kirkland & Ellis LLP, where he “first chaired” and regularly advised Boards about securities, restructuring, intellectual property, product liability, environmental, governance and commercial disputes.
•	Joe Mastrangelo joined Eos as a board advisor in March 2018 and assumed the role of Chief Executive Officer in August, 2019. Before coming to Eos, Mr. Mastrangelo was president and chief executive officer of Gas Power Systems since September 2015. As an energy industry leader for the past two decades, Mr. Mastrangelo has extensive experience leading diverse teams to develop and deploy commercial scale projects around the world. Mr. Mastrangelo has broad operating experience across the energy value chain including serving as Chief Executive Officer of GE’s Power Conversion business, applying science and systems of power conversion to increase the efficiency of the world’s energy infrastructure. Mr. Mastrangelo spent ten years with GE Oil & Gas, in leadership roles in finance, quality, and commercial operations, culminating in being named a GE Corporate Officer in 2008. Joe began his career with GE in the company’s Financial Management Program and then joined GE’s Corporate Audit Staff.

•	Daniel Shribman, is BMRG’s Chief Executive Officer, Chief Financial Officer and Director, has served as chief investment officer of B. Riley Financial (Nasdaq: RILY) and as president of B. Riley Principal Investments, LLC since September 2019 and September 2018, respectively. Mr. Shribman helps oversee the asset base of B. Riley Financial alongside chief executive officer Bryant Riley. Shribman has served as a member of the board of directors of Alta Equipment Group Inc. (NYSE: ALTG) since February 2020, when it completed its business combination with B. Riley Principal Merger Corp., where Mr. Shribman was chief financial officer. Mr. Shribman brings experience in both public and private equity to Eos. Prior to joining B. Riley, Mr. Shribman was a Portfolio Manager at Anchorage Capital Group, L.L.C., a special situation asset manager, from 2010 to 2018.
•	Dr. Krishna Singh, is the founder of Holtec International, a diversified energy technology company with nine major operations centers in seven countries on five continents, where he has served as president and chief executive officer since 1986. Dr. Singh has been active in the nuclear power industry since 1971 and is a widely-published author in with over 70 technical papers, one textbook and numerous symposia volumes. He is a prolific inventor with and a prolific inventor (119 patents granted, many pending). In addition to Holtec International, Dr. Singh serves on numerous advisory boards in the energy industry including the Nuclear Energy Institute and the University of California Nuclear Engineering Department. Dr. Singh also serves as a member of the board of overseers at the University of Pennsylvania School of Engineering and Applied Science and a director of the Washington DC Atlantic Counsel.
•	Russell Stidolph has served as a director since 2014 and the chairman of the board of Eos since 2018. Mr. Stidolph is the founder AltEnergy, LLC a private equity firm focused on alternative energy investing, where he has served as Managing Director since 2006. Prior to forming AltEnergy, Mr. Stidolph was a Principal at J.H. Whitney & Co., LLC a middle-market private equity firm based in New Canaan, Connecticut. While at J.H. Whitney Mr. Stidolph was responsible for starting and developing the firm’s alternative energy investing practice where he was responsible for Hawkeye Renewables, LLC and Iowa Winds, LLC. Mr. Stidolph was both the Chief Financial Officer and Vice Chairman of Hawkeye Renewables, LLC before it was sold in 2006 to Thomas H. Lee Partners, LP. Prior to joining J.H. Whitney, Mr. Stidolph was a member of the corporate finance group at PaineWebber, Inc., that was responsible for high yield and leverage finance origination. Mr. Stidolph also acted as Senior Vice President and the Chief Financial Officer of Tres Amigas, LLC and he still sits on the Company’s Board of Directors, and was Chairman of the board of directors of Viridity Energy, Inc before it was sold to Ormat Technologies in 2017.
•	Marian “Mimi” Walters, is Chief Commercial Officer for Leading Edge Power Solutions, LLC since November 2019. She is a former Member of the U.S. House of Representatives (the “House”) from California’s 45th District where she worked on key legislation, business and policy initiatives related to energy, technology, environmental and healthcare and served from 2015 to 2019. As a member of the leadership of the House, Ms. Walters served on the influential Energy and Commerce Committee, and was a member of the Communications and Technology, Digital Commerce and Consumer Protection, and Oversight and Investigations subcommittees. Prior to her election to the, Ms. Walters was a member of the California State Senate, from 2008 to 2012 in the 33rd district and from 2012 to 2015 in the 37th district, where she served on the Banking and Financial Institutions Committee and was Vice Chair of the Appropriations Committee. She previously served in the California State Assembly, and mayor and council member for the City of Laguna Niguel. Prior to her career in public service, Ms. Walters was an investment professional at Drexel Burnham Lambert and Kidder, Peabody & Co.

•	Audrey Zibelman, is Managing Director and Chief Executive Officer of the AEMO, responsible for overseeing AEMO’s strategy, operations and administrative functions. Ms. Zibelman also serves on the CSIRO Energy Advisory Committee, the Melbourne Energy Institute’s Advisory Board, and as a Director of the Melbourne Recital Centre and the Advanced Energy Economy Institute. Ms. Zibelman has extensive experience in the public, private and not-for profit energy and electricity sectors in the United States. Prior to joining AEMO in March 2017, her roles included Chair of the New York State Public Service Commission (“NYPSC”), from August 2013 to March 2018, Executive Vice President and Chief Operating Officer of system operator PJM from January 2008 to February 2013, executive roles with Xcel Energy, from 1992 to 2004, one of the United States largest integrated gas and electricity utilities and served on a number of energy industry advisory groups and Boards. During her tenure at the NYPSC, Ms. Zibelman led the design and implementation of extensive regulatory and retail market changes to modernize and transform the state’s electricity industry under New York Governor Andrew M. Cuomo’s ‘Reforming the Energy Vision’ plan. A recognized national and international expert in energy policy, markets and Smart Grid innovation, Ms. Zibelman is a Founder and past President and CEO of Viridity Energy, Inc., which she formed after more than 25 years of electric utility industry leadership experience in both the public and private sectors. Previously, Ms. Zibelman was the Executive Vice President and Chief Executive Officer of GO15 member organization, PJM, a regional transmission organization responsible for operating the power grid and wholesale power market which serves fourteen states across the eastern United States. Ms. Zibelman also held legal and executive positions at Xcel Energy, served as General Counsel to the New Hampshire Public Utilities Commission, and was Special Assistant Attorney General in the Minnesota Attorney General’s Office. During her career, Ms. Zibelman has served on numerous industry-related and non-profit boards, including, but not limited to the Midwest and Mid-Atlantic Reliability Councils. Ms. Zibelman’s board experience also includes Advisor to Secretary of Energy for the U.S. Department of Energy and Advisory Council, New York State Energy Research and Development Authority, the New York State Planning Board and the New York State Emergency Planning Council.

As previously announced, BMRG, a publicly traded special purpose acquisition company, and Eos have entered into a definitive merger agreement for a business combination that would result in Eos becoming a publicly listed company. Upon closing of the transaction, the combined company will be renamed Eos Energy Enterprises, Inc. (“Eos Energy”) and intends to list its shares of common stock on Nasdaq under the ticker symbol “EOSE”.

About Eos Energy Storage LLC

At Eos, we are on a mission to accelerate clean energy by deploying stationary storage solutions that can help deliver the reliable and cost-competitive power that the market expects in a safe and environmentally sustainable way. Eos has been pursuing this opportunity since 2008 when it was founded. Eos has more than 10 years of experience in battery storage testing, development, deployment, and operation. The Eos Aurora® system integrates Eos’ aqueous, Znyth® technology to provide a safe, scalable, and sustainable alternative to lithium-ion. https://eosenergystorage.com

About B. Riley Principal Merger Corp. II

BMRG was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Additional Information about the Business Combination

In connection with the business combination, BMRG has filed a definitive proxy statement with the United States Securities and Exchange Commission (“SEC”). BMRG stockholders and other interested persons are advised to read the definitive proxy statement, in connection with BMRG’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination, because the proxy statement will contain important information about BMRG, Eos and the proposed business combination. The definitive proxy statement has been mailed to BMRG stockholders as of the record date of October 22, 2020 for voting on the proposed business combination. Stockholders can obtain copies of the proxy statement, without charge, at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by BMRG, when and if available, can be obtained free of charge by directing a written request to B. Riley Principal Merger Corp. II, 299 Park Avenue, 21st Floor, New York, New York 10171 or by telephone at (212) 457-3300.

Contact

For Eos Energy Storage LLC

Investors	Media
Ed Yuen	Balki G. Iyer
ir@eosenergystorage.com	media@eosenergystorage.com